Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-175839) on Form S-8 of Shire, plc of our report dated June 21, 2012, with respect to the statements of net assets available for benefits of Shire Pharmaceuticals Inc. 401(k) Savings Plan as of December 31, 2011, and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of Shire Pharmaceuticals Inc. 401(k) Savings Plan.

/s/Fischer Cunnane & Associates Ltd
Fischer Cunnane & Associates Ltd
Certified Public Accountants
West Chester, Pennsylvania
June 21, 2012